Pricing Supplement No.  0089      Dated  03/03/2000             Rule 424(b)(2)
(To Prospectus dated December 1, 1997 and                    File No. 333-38931
Prospectus Supplement dated December 5, 1997)
				This Pricing Supplement consists of 1 page(s)
SALOMON SMITH BARNEY HOLDINGS INC.
Medium-Term Notes, Series H
(Registered Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:     $50,000,000.00
Issue Price:     100.00%
Proceeds to Company on original issuance:     $49,912,500.00
Commission or Discount on original issuance:     $87,500.00
Salomon Smith Barney Inc.'s capacity on original issuance:   |X|  As agent
    If as principal                                     | |  As principal
       | |  The Registered Notes are being offered at varying prices related
	    to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price % of Principal Amount or Face Amount.
Original Issue Date:    03/03/2000
Stated Maturity:    03/04/2002
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates: The 4th of March, June, September, December.
First Interest Payment Date is June 5th, 2000.
    Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate   |X| Floating Rate   | | Indexed Rate
								 (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes):
Base Rate: | | CD Rate | | Commercial Paper Rate  |X| Federal Funds Rate
	   | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
	   | | Treasury Rate Constant Maturity    | | Prime Rate
Calculation Agent (If other than Citibank):   | | Salomon Brothers
					      | | Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
			  |X| Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  Each Interest Payment Date
Rate Determination Dates: 1 Day prior.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:
Spread (+/-):     +33 basis points
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior
    to Stated Maturity:     | | Yes (See Attached)  |X| No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
	Optional Repayment Dates:
	Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
	Total Amount of OID:
	Bond Yield to Call    :
	Bond Yield to Maturity:
	Yield to Maturity     :
Cusip:  79548EDS8





				DESCRIPTION OF THE NOTES

Trustee

	 The "Trustee" under the Senior Debt Indenture will be The First National Bank of Chicago under an indenture dated as of February 8, 1993, as amended from time to time. Section numbers in the The First National Bank of Chicago Senior Debt Indenture take the form "1.01", "2.01" and so forth rather than "101", "201" and so forth. Section references in the accompanying Prospectus should be read accordingly.